Exhibit 99.1

Voxware Announces Fiscal 2007 First Quarter Results

LAWRENCEVILLE, NJ — November 9, 2006 - Voxware, Inc. (Nasdaq: VOXW), a leading supplier of voice-driven solutions for the logistics workforce, announced financial results for the quarter ended September 30, 2006.

	Three Months Ended September 30
	2006	2005
	(in thousands)
Total Revenues	$3,142	$5,379
Net Loss Applicable to Common Stockholders	$(1,314)	$(108)

Total revenues were $3,142,000, with a corresponding operating loss equal to $1,314,000 in the quarter ended September 30, 2006.

Approximately a year ago Voxware made the decision to transition from direct selling of custom solutions that included proprietary hardware and software, to the sale through partners of productized, standards-based voice software that operates on open hardware platforms. While we believe the market is reacting favorably to the flexibility and freedom of choice inherent to Voxware’s voice technology, the Company’s new business strategy requires a longer period than originally anticipated before revenue is realized.

As part of its business transition, Voxware stopped manufacturing its own proprietary hardware, and instead has partnered with major mobile computing equipment manufacturers such as Symbol Technologies and LXE, Inc. One implication of this strategy is that the portion of the Company’s revenue associated with proprietary hardware sales will diminish over time as the Company transitions to a software-centric business model.

At the same time, the Company is developing partnerships with key Value Added Resellers and Warehouse Management System companies, in both the United States and international markets, who are incorporating into their offerings Voxware’s voice technology, most notably its newly introduced VoiceLogistics® Pro™ product. We believe this initiative is proceeding well, and the first deliveries of solutions by partners to end customers have recently occurred. The more significant partnerships require Voxware and its partners to complete product integration efforts and secure customer acceptance of their initial deployments. It takes longer to generate significant revenues through these third party channels versus our selling directly to the end user.

The revenue generated through third party distribution channels has not been sufficient to offset the decline in direct sales to end customers. The Company expects revenue to continue to lag while it focuses its resources on developing its channel partner business. The Company believes its major investors, who collectively hold approximately 60% of the Company’s outstanding stock, support the Company’s vision and the still nascent market opportunity for standards-based, productized voice software designed for the warehousing distribution environment.

Voxware continues to experience a very positive reaction from both partners and end customers to its revolutionary VoiceLogistics Pro software and strategy for voice-enabling third party mobile computers. As a result, the Company increased its rate of spending on research and development and sales and marketing to further enhance VoiceLogistics Pro.

Details of the Company’s quarterly financial results are as follows:

Please visit our website at www.voxware.com for additional disclosures and further information

Revenues for the fiscal first quarter decreased to $3.1 million, down 9.8% from $3.5 million in the fourth quarter of 2006, and down $2.2 million from fiscal 2006 first quarter, both due to lower unit sales through direct channels. Total operating expenses for the quarter were $2.8 million, down 50% from $5.6 million in the fourth quarter of 2006, and down 4% from $2.9 million in the first quarter of 2006. The decrease in operating expenses over the fourth quarter of 2006 was due primarily to accelerated vesting on June 30, 2006 of all outstanding options to purchase shares of our Common Stock held by our employees, which lowered deferred compensation charges by approximately $0.4 million. After excluding the deferred compensation charges in the prior year’s quarter, the resultant increase in operating expenses is attributable primarily to an overall increase of 17% in spending in R&D and Sales & Marketing over the same quarter a year ago, associated with developing a new product line, VoiceLogistics Pro, and development of a partner-led sales channel. The Company presently expects to continue this increased level of spending to take advantage of the use of voice in the logistics market.

Net loss applicable to common stockholders for the first quarter fiscal 2007 increased to $1.3 million or $0.21 per diluted share, compared to $0.1 million or $0.03 per diluted share in the first quarter of 2006.

For Additional Information:

Investor Relations Contact:
Paul Commons
IR@voxware.com
609.514.4100

About Voxware

Voxware, Inc. (Nasdaq: VOXW) provides voice-driven logistics solutions that optimize the full spectrum of warehouse operations for greater accuracy, productivity and flexibility in supply chain execution.

Voxware’s corporate headquarters are in Lawrenceville, New Jersey, with operating offices in Cambridge, Massachusetts, the United Kingdom and France. Additional information about Voxware can be obtained at http://www.voxware.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Please visit our website at www.voxware.com for additional disclosures and further information

Voxware, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2006	June 30, 2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,741	$6,909
Accounts receivable, net of allowance for doubtful accounts of $184 and
$116 at September 30, 2006 and June 30, 2006, respectively	1,605	2,394
Inventory, net	367	629
Deferred project costs	43	54
Prepaids and other current assets	94	85
Total current assets	8,850	10,071

PROPERTY AND EQUIPMENT, NET	361	388
OTHER ASSETS
Deferred financing costs, net	44	88
Capitalized software development costs	-	45
Other assets, net	52	54
Total other assets	96	187
TOTAL ASSETS	$9,307	$10,646

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$341	$503
Line of credit	1,800	1,300
Accounts payable and accrued expenses	2,356	2,312
Deferred revenues	1,556	1,951
Total current liabilities	6,053	6,066
Long-term debt, net of current maturities	208	253
Total liabilities	6,261	6,319

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value, 12,000,000 shares authorized and 6,262,844 shares issued and outstanding at
September 30, 2006 and June 30, 2006	6	6
Additional paid-in capital	77,780	77,753
Accumulated deficit	(74,703)	(73,389)
Deferred compensation	(26)	(40)
Accumulated other comprehensive (loss) gain	(11)	(3)
Total stockholders' equity	3,046	4,327
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,307	$10,646

Financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in Forms 10-KSB, 10-QSB and 10-QSB/A.

Please visit our website at www.voxware.com for additional disclosures and further information

Voxware, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,
	2006	2005
	(unaudited)	(unaudited)
REVENUES
Product revenues	$2,356	$4,377
Services revenues	786	1,002
Total revenues	3,142	5,379

COST OF REVENUES
Cost of product revenues	856	1,223
Cost of service revenues	802	1,105
Total cost of revenues	1,658	2,328

GROSS PROFIT	1,484	3,051

OPERATING EXPENSES
Research and development	750	674
Sales and marketing	1,370	1,138
General and administrative	680	703
Amortization of deferred employee compensation	14	415
Total operating expenses	2,814	2,930

OPERATING (LOSS) INCOME	(1,330)	121

OTHER INCOME (EXPENSE)
Interest income (expense), net	4	(37)
Other income (expenses), net	12	(46)

(LOSS) INCOME BEFORE INCOME TAXES	(1,314)	38

PROVISION FOR INCOME TAXES	-	(66)

NET LOSS	(1,314)	(28)
Dividends-Series D Convertible Preferred Stock	-	(80)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,314)	$(108)

NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS
Basic and diluted	$(0.21)	$(0.03)

WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	6,263	3,620

Financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in Forms 10-KSB, 10-QSB and 10-QSB/A.

Please visit our website at www.voxware.com for additional disclosures and further information